Exhibit 8.1
DLA Piper LLP (US)
3203 Hanover Street, Suite 100
Palo Alto, California 94304
June 3, 2024
Hagerty, Inc.
121 Drivers Edge
Traverse City, Michigan 49684
Ladies and Gentlemen:
We have acted as counsel to Hagerty, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on June 3, 2024 (the “Registration Statement”), relating to (i) the Company’s offer to exchange (the “Offer”) any and all of the Company’s outstanding public warrants (the “Public Warrants”), private placement warrants (the “Private Warrants”), underwriter warrants (the “Underwriter Warrants”), OTM warrants (the “OTM Warrants” and collectively with the Private Warrants and the Underwriter Warrants, the “Private Placement Warrants”) and PIPE warrants (the “PIPE Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”) to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), of the Company for 0.2 shares of Class A Common Stock per Warrant; and (ii) the solicitation of consents (the “Consent Solicitation”) from the holders of the Warrants to amend the agreement that governs the Public Warrants and the Private Placement Warrants (the “IPO Warrant Agreement”) and the agreement that governs the PIPE Warrants (the “Business Combination Warrant Agreement,” and collectively with the IPO Warrant Agreement, the “Warrant Agreements”) to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be converted into 0.18 shares of Class A Common Stock pursuant to proposed amendments to the Warrant Agreements described in the Registration Statement.
In connection with this opinion letter, we have examined and relied upon the Registration Statement and such other documents as we have deemed necessary or appropriate for purposes of our opinion. We have assumed (without any independent investigation or review thereof) that (i) all original documents submitted to us (including signatures thereto) are authentic, all documents submitted to us as copies conform to the original documents, all such documents have been duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof, and all parties to such documents had or will have, as applicable, the requisite corporate powers and authority to enter into such documents and to undertake and consummate the Offer and the Consent Solicitation, (ii) all factual representations, warranties and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Offer, including, but not limited to, those set forth in the Registration Statement, are true, correct and complete as of the date hereof without regard to any qualification as to knowledge, belief, or otherwise and will remain true, correct, and complete at all relevant times, and (iii) the description of the Offer and the Consent Solicitation in the Registration Statement is accurate, complete, and correct, the Offer and the Consent Solicitation will be consummated in accordance with such description without any waiver or breach of any material provision thereof, and the Offer will be effective under applicable corporate law as described in the Registration Statement.
Based upon, subject to and limited by the other qualifications, assumptions and limitations set forth herein and in the Registration Statement, we hereby confirm and adopt as our opinion the statements in the Registration Statement under the caption “Market Information, Dividends, and Related Stockholder Matters—Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of U.S. federal income tax law and regulations or legal conclusions with respect thereto.
Our opinion is expressly limited to the matters specifically set forth above, and we render no opinion, whether by implication or otherwise, as to any other matter, including as to the tax consequences of the Offer or the Consent Solicitation under any state, local, or non-U.S. law, or with respect to other areas of U.S. federal taxation or other U.S. federal laws. Our opinion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, judicial decisions, published positions of the U.S. Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. If any of the facts, assumptions or representations upon which our opinion is based is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise. Moreover, there can be no assurance that positions contrary to our opinion will not be taken by the IRS or, if challenged, sustained by a court.
We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us under the caption “Market Information, Dividends, and Related Stockholder Matters – Material U.S. Federal Income Tax Consequences” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ DLA Piper LLP (US)